Exhibit 5.1

PartnerRe Ltd. 90 Pitts Bay Road Pembroke HM 08 Bermuda	June 15, 2011

Registration Statement on Form S-3

Dear Sirs:

I am Counsel for PartnerRe Ltd., a company incorporated under the laws of Bermuda (the “Company”), and this opinion as to Bermuda law is addressed to you in connection with the Company’s Registration Statement on Form S-3 filed with the United States Securities and Exchange Commission on April 10, 2009 (the “Registration Statement”) and the issuance and sale of a new series of preferred shares of the Company registered thereunder, which are designated as the 7.25% Series E Cumulative Redeemable Preferred Shares, par value $1.00 per share, $25.00 liquidation preference per share (the “Series E Preferred Shares”), as described in the prospectus supplement dated June 8, 2011 (the “Prospectus Supplement”) to the prospectus in the Registration Statement (as so supplemented by the Prospectus Supplement, the “Prospectus”).

For the purposes of this opinion I have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”).

Unless otherwise defined herein or in the Schedule to this opinion, terms defined in the Registration Statement and the Prospectus have the same meanings when used in this opinion.

In stating my opinion I have reviewed such documents and have relied upon originals or certified copies of such documents as I have deemed relevant and necessary as a basis for such opinion, and I have not attempted independently to verify or establish the factual matters set forth in such documents.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to me, I am of the opinion that:

(1) The Company is an exempted company incorporated with limited liability, validly organized and existing and in good standing under the laws of Bermuda.

(2) When duly issued and paid for pursuant to and in accordance with the terms of the duly adopted Resolutions (as defined in the Schedule of this opinion) of the Company which have authorised their issue in accordance with the terms and conditions referred to or summarised in the Prospectus and the Registration Statement, the Series E Preferred Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company.

PartnerRe Ltd. Wellesley House South 90 Pitts Bay Road Pembroke HM 08 Bermuda	Phone +1 441 292 0888 Fax +1 441 292 7010

(3) All necessary corporate action required to have been taken by the Company in connection with the issue of the Series E Preferred Shares pursuant to Bermuda law has been taken by or on behalf of the Company.

(4) There are no taxes, duties or other charges payable to or chargeable by the Government of Bermuda, or any authority or agency thereof, in respect of the issue of the Series E Preferred Shares.

Reservations

I have the following reservations:

(a) I express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

(b) In paragraph (1) above, the term “good standing” means that the Company has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda.

(c) Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between such company and the holder of such shares, that no shareholder shall be bound by an alteration to the Memorandum of Association or Bye-Laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take or subscribe for additional shares, or in any way increases his liability to contribute the share capital of, or otherwise to pay money to, the Company.

Disclosure

This opinion is addressed to you in connection with the issuance and sale of Series E Preferred Shares registered under the Registration Statement with the United States Securities and Exchange Commission. I consent to the inclusion of this opinion as Exhibit 5.1 to a Current Report on Form 8-K (which shall be deemed incorporated by reference into the Registration Statement) and to the reference to me under the caption “Legal Matters” in the Prospectus Supplement, without admitting that I am an expert within the meaning of the Securities Act.

This opinion speaks as of its date and is strictly limited to the matters stated herein and I assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change. This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully,

/s/ Marc Wetherhill
Marc Wetherhill
Counsel
PartnerRe Ltd.

SCHEDULE

1.	A copy of the Registration Statement dated April 10, 2009.

2.	A copy of the Prospectus dated June 8, 2011 with respect to the Series E Preferred Shares.

3.	A copy of the Certificate of Designation, Preferences and Rights of 7.25% Series E Cumulative Redeemable Preferred Shares of PartnerRe Ltd. dated June 15, 2011.

4.	The Certificate of Incorporation, Memorandum of Association and Bye-Laws of PartnerRe Ltd.

5.	Certified copies of the resolutions passed at a Meeting of the Board of Directors of the Company held on May 22, 2011 and the resolutions passed at a Meeting of the Offering Committee held on June 8, 2011 (together, the “Resolutions”).

6.	Certificate of Compliance dated June 3, 2011 issued by the Ministry of Business Development and Tourism in respect of the Company.

7.	A letter from the Bermuda Monetary Authority to PartnerRe Ltd. dated May 17, 2005.

8.	The tax assurance issued by the Minister of Finance dated August 26,1993 in respect of the Company under the Exempted Undertakings Tax Exemptions Act 1966 of Bermuda.

9.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search completed on June 14, 2011.

10.	The entries and filings shown in respect of the Company in the file of the Company maintained in the Register of the Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search completed on June 14, 2011.

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